SALOMON BROTHERS SERIES FUNDS INC

(Name change to Legg Mason Partners Series Funds, Inc. effective at 9:00 a.m. on November 20, 2006 pursuant to Articles of Amendment filed with the

State Department of Assessments and Taxation on November 15, 2006)

CERTIFICATE OF NOTICE

FIRST: Salomon Brothers Series Funds Inc, a Maryland corporation (the “Corporation”), certifies that:

SECOND: Pursuant to resolutions adopted by the Board of Directors of the Corporation, the Sub-Class Y shares of stock of Legg Mason Partners Global High Yield Bond Fund of the Corporation shall be deemed to have converted into the Sub-Class O shares of Legg Mason Partners Global High Yield Bond Fund of the Corporation on November 20, 2006, at 9:01 a.m.

THIRD: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges this Certificate of Notice to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in this Certificate of Notice with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this      day of November, 2006.

ATTEST:	SALOMON BROTHERS SERIES FUNDS INC

By:
Thomas C. Mandia		R. Jay Gerken
Assistant Secretary		Chairman, President and Chief
Executive Officer

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